PHOENIX MANAGEMENT SERVICES, INC.
--------------------------------------------------------------------------------

                                                         110 Chadds Ford Commons
                                                           Chadds Ford, PA 19317
                                                                    610-358-4700
                                                                FAX 610-358-9377

Vincent  J. Colistra
Senior Vice President

                                          June 22, 1998

Mr. Ronald J. Adams
  President
Consolidated Stainless, Inc.-Debtor in Possession
1601 East Amelia Street
Orlando, Florida 32803

Dear Ron:

      Based upon our ongoing conversations during the past two weeks with the various constituents involved in the bankruptcy case of Consolidated Stainless, Inc. (hereinafter referred to as "CSI" or the "Company"), it is our understanding that the Company would like Phoenix Management Services, Inc. ("Phoenix") to consider expanding the scope of our original engagement as interim Co-Chief Executive Officer to now include the formulation of a Business Plan (the "Plan") and to assist the Company with respect to the development and formulation of a Plan of Reorganization.

      Accordingly, Phoenix is prepared to assist CSI in the development and formulation of the Plan. The scope of the assignment will include, but not be limited to the following:

      * Analyze and determine the optimum structure for the Company's emergence.

      * Develop a financial model to help in the analysis and validation of the optimum structure.

      * Determine the amount of projected cash available for the restructured debt service of the Company.

      * Conduct meetings with prospective "equity investors" for the purpose of obtaining "Letters of Intent" and "Commitment Letters".

      *     Assist in the negotiations with the various constituents.


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      Phoenix anticipates the continuation and utilization of the services of
BDO Seidman ("BDO") on a limited basis, for certain accounting and modeling validation requirements in conjunction with the development of the Plan.

      As compensation for the above services, and separate and apart from the responsibilities, duties and financial arrangement for the Co-CEO assignment, Phoenix's fee will be $40,000 for the next six weeks (covering the period from 7/6/98 thru 8/14/98). This amount covers approximately 80 hours that have already been devoted to the expanded engagement and an additional estimated 150 hours that will still be needed to complete the work required for the August 14th deadline. Phoenix proposes to be paid as follows:

            $10,000 Upon approval and authorization from the Bankruptcy Court.

            $10,000 On 7/27/98

            $10,000 On 8/3/98

            $10,000 On 8/14/98
            -------

            $40,000 Total

      On or about August 7, 1998, Phoenix will submit a budget (the "Budget") to CSI which will set forth the proposed fees for services in excess of the forty hours per week for the ten weeks subsequent to August 14, 1998. CSI will provide the creditors' committee and Mellon Bank with a copy of the Budget and the Budget shall be subject to the approval of CSI, the creditors' committee and Mellon Bank. At the end of the 8/14/98 period, any hours by Vince Colistra in excess of forty hours per week and any hours by any other Phoenix professionals still working on the Plan will be billed and paid as agreed pursuant to the Budget.

      In addition to the above fees, Phoenix will be entitled to a success fee ("Success Fee") in an amount to be determined by August 14, 1998, which Success Fee shall be payable pursuant to the terms of CSI's plan of reorganization. The Plan will include, among other things, the participation of a new equity investor at a level sufficient enough to enable acceptance and approval of a Plan of Reorganization by the Federal Bankruptcy Court.

      Normal and reasonable out-of-pocket operating and travel expenses will be billed at cost, and will be in addition to the above payment of $40,000. Detailed invoices, separate and apart from the invoices for the interim Co-CEO assignment, will be issued weekly to help you monitor the cost of this engagement. Invoices are payable upon presentation. Phoenix recognizes and acknowledges that all payments received from CSI are subject to final Bankruptcy Court approval.


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      We appreciate the confidence you have expressed in our firm and look forward to assisting CSI during this critical period. As we discussed, this agreement may be canceled in writing by either party at any time.


                                        Sincerely,


                                        /s/ Vincent J. Colistra
                                        Vincent J. Colistra
                                        Senior Vice President


Agreed and Accepted on behalf
of Consolidated Stainless, Inc.:


/s/ Ronald J. Adams Pres & Co CEO
------------------------------------
Title:


            7-10-98
------------------------------------
Date:


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                      CONSENT, RELEASE, AND INDEMNIFICATION

      Whereas, Consolidated Stainless, Inc. (the "Company") would like to utilize the services of Phoenix Management Services, Inc. ("Phoenix") to assist the Company in developing and formulating a Business Plan which best achieves the Company's objectives.

      Now, therefore, in consideration of Phoenix's agreement to perform such services in good faith and in the exercise of its best efforts, the Company hereby consents and agrees to have Phoenix perform such services, releases and waives any and all claims which it may have or claim to have in the future against Phoenix, its principals, employees or agents arising out of the performance of such services, except for claims resulting from Phoenix's gross negligence or willful misconduct, and agrees to indemnify, hold harmless and defend Phoenix, its principals, employees or agents against any and all claims, demands or suits by any directors, officers, employees, shareholders, customers, representatives, or vendors of the Company or subject developments arising out of the performance of such services, except for claims, demands or suits which result from Phoenix's gross negligence or willful misconduct.

      Intending to be bound hereby, the undersigned, having been duly authorized by the Board of Directors of Consolidated Stainless, Inc. and the Federal Bankruptcy Court in the State of Delaware have set their hands and seal this _____ day of _________________, 1998.

                                        By: /s/ Ronald J. Adams
                                           -------------------------------------

                                        Name: Ronald J. Adams
                                             -----------------------------------

                                        Title: Pres. & Co CEO
                                              ----------------------------------

                                        Date: 7-10-98
                                             -----------------------------------

                                 Witness:


                                        By: /s/ Daniel A. Rashy
                                           -------------------------------------

                                        Name: Daniel A. Rashy
                                             -----------------------------------

                                        Title: Secretary
                                              ----------------------------------

                                        Date: 7-10-98
                                             -----------------------------------

      (SEAL)


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